Exhibit 99.1

Dolby Laboratories Announces One-Time Special Dividend

SAN FRANCISCO--(BUSINESS WIRE)--December 11, 2012--Dolby Laboratories, Inc. (NYSE:DLB) today announced that its Board of Directors declared a one-time special dividend in the amount of $4 per share on its Class A Common Stock and Class B Common Stock, to be paid on December 27, 2012, to the stockholders of record as of the close of business on December 21, 2012. Based on Dolby Laboratories’ current shares of Class A Common Stock and Class B Common Stock outstanding, we estimate the total payment for this one-time special dividend will be approximately $408 million.

About Dolby Laboratories

Dolby Laboratories (NYSE:DLB) is the global leader in technologies that are essential elements in the best entertainment experiences. Founded in 1965 and best known for high-quality audio and surround sound in environments from the cinema to the living room to mobile devices, Dolby creates innovations that enrich entertainment at the movies, at home, or on the go. For more information about Dolby Laboratories or Dolby technologies, please visit www.dolby.com.

Dolby and the double-D symbol are registered trademarks of Dolby Laboratories. S12/26402 DLB-F

CONTACT:
Dolby Laboratories
Alex Hughes, 415-645-4572 (Investors)
investor@dolby.com
Sean Durkin, 415-645-5176 (Media)
news@dolby.com